                              FOR IMMEDIATE RELEASE


FOR:  COMPUTER LANGUAGE RESEARCH, INC.
       2395 Midway Road
       Carrollton, Texas 75006
       Contact:  Bob Dilworth
                 Vice President - Business Development & Investor Relations 214-250-8679
       or
                 Jan Butler
                 Price Waterhouse LLP, Firmwide Communications
                 212-819-4838


COMPUTER LANGUAGE RESEARCH, INC. ACQUIRES TMS ASSETS FROM PRICE WATERHOUSE LLP AND SIGNS AGREEMENT TO LICENSE GOSYSTEM SOFTWARE

CARROLLTON, TEXAS, December 4, 1995 -- Computer Language Research, Inc., (Nasdaq/NM: CLRI), today announced an agreement to acquire substantially all of the assets of the tax compliance software business of Price Waterhouse LLP for an undisclosed amount of cash. Price Waterhouse markets corporate tax software to the tax departments of large corporations under the trade name "TMS." In addition, the Company entered into a five-year sole source agreement to license GoSystem and related software to Price Waterhouse for their internal use.

According to Stephen D. Desmond, National Director of the Price Waterhouse Tax Technology Group, "Price Waterhouse has re-assessed its make or buy strategy for tax technology. We have elected to discontinue development of TMS which is marketed to large corporate tax departments and is similar to the InSource software marketed by CLR. Instead, Price Waterhouse will focus on the development of tax planning software that is complementary and extends the capabilities of InSource. We will be working closely with CLR to merge the best features of TMS with the best features of InSource. Our clients will be the beneficiary of this strategy because they will receive better compliance software from CLR and more planning software from Price Waterhouse. Another benefit of the transaction with CLR is that local offices of Price Waterhouse will be able to use the GoSystem for internal processing of tax returns. GoSystem is the best software available on the market for the complex returns that we prepare internally."

According to Stephen T. Winn, President and CEO of Computer Language Research, Inc., "The Company's strong cash position and untapped borrowing capacity allow it to aggressively pursue acquisitions of specialized software applications that are leaders in their respective vertical markets, generate recurring revenue streams and are synergistic with the Company's existing sales and technology infrastructure. TMS from Price Waterhouse is representative of the type of synergistic application that is attractive to the Company. We anticipate that a portion of the purchase price for TMS will be written off in 1995 as in-process R&D. This write-off coupled with seasonal losses expected from the TMS business in 1995 should reduce CLR's pre-tax operating results in the fourth quarter of 1995 by several million dollars. An exact determination of the write-off can not be made until the Company's auditors complete a study of the purchase price allocation. Other than the impact of acquisition related activities, we expect the fourth quarter results to be on plan. The acquisition is expected to be additive to earnings in future years."

According to Allen Harris, Group Vice President of the CLR Corporate Tax Group, "TMS and InSource have been strong in different areas of tax compliance. By working together, our combined development organization will create a TMS version of our InSource software which incorporates the best features of both software packages. CLR will continue to support both the DOS and Windows versions of TMS for the foreseeable future. TMS personnel in development, support and client services have been employed by CLR so that existing TMS clients will experience continued high quality support which has been a strength of Price Waterhouse."

Computer Language Research, Inc. is headquartered in Carrollton, Texas, and maintains sales and support facilities throughout the United States. The Company provides tax and accounting information software and services to accounting firms, banks, corporations, and partnerships under the trade name Fast-Tax. The Company also develops and markets residential real estate property management software to large property management firms and owners of multi-family apartment complexes under the trade names Rent Roll and On-Site.